Exhibit 99.1

PRESS RELEASE

NORTHWEST PIPE RAISES OUTLOOK FOR

FOURTH QUARTER AND ANNOUNCES NEW BOARD MEMBER

Portland, Oregon, January 23, 2007—Northwest Pipe Company (NASDAQ: NWPX) announced today that results in the fourth quarter are now projected to exceed previous expectations.

“In spite of some weather issues, our volume in the fourth quarter was higher than expected. We anticipate reporting record revenues for the quarter and this will lead to higher earnings as well,” said Brian W. Dunham, president and chief executive officer of the Company.

“In addition,” Dunham continued, “we are currently projecting our tax rate to differ from previous quarters. Based on certain tax credits available to the Company, we believe our tax rate will be approximately thirty percent for the fourth quarter.”

The Company is maintaining its positive outlook for 2007. “The market activity in the fourth quarter developed generally as estimated,” said Dunham. “We continue to look forward to a very strong year in 2007. We will discuss this in more detail in our fourth quarter earnings release scheduled for February 21, 2007.”

Northwest Pipe also announced that Michael C. Franson has rejoined its board of directors. Mr. Franson is a managing director and the president of St. Charles Capital, an investment banking firm headquartered in Denver, Colorado. Mr. Franson previously served on the Company’s board of directors from February 2001 through August 2005. He resigned at that time in order to focus his attention on developing his own firm. Prior to forming St. Charles Capital, Mr. Franson was a managing director with KeyBank Capital Markets and The Wallach Company, both investment banking firms. “Mike has a wealth of experience with a variety of different types of businesses and issues as well as an in-depth understanding of our Company and our people”, said Dunham. “I am very pleased to welcome him back to Northwest Pipe. I know he will prove invaluable as we continue to grow in the years ahead.”

Northwest Pipe Company manufactures welded steel pipe in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

This release contains forward-looking statements. These statements reflect management’s current views and estimates of market circumstances, industry conditions and Company performance. Actual results could vary materially from the description contained herein due to many factors including market demand, regulatory actions, operating efficiencies, availability and price of raw materials, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission.

For more information, contact:	Brian Dunham 503-946-1200